                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this ___ th day of __________, 1997, between and among Warburg, Pincus Managed EAFE[R] Countries Fund, Inc., a Maryland corporation (the "New Warburg Fund"), and Warburg, Pincus Institutional Fund, Inc., a Maryland corporation (the "Institutional Fund"), on behalf of the Managed EAFE[R] Countries Portfolio, a series of shares of the Institutional Fund (the "Existing Warburg Fund").

        This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368 (a) of the United States Internal Revenue Code of 1986, as amended (the "Code"). The reorganization of the Existing Warburg Fund (collectively, the "Reorganization") will consist of the transfer of substantially all of the assets of the Existing Warburg Fund in exchange solely for Common Shares (collectively, the "Shares") of the New Warburg Fund and the assumption by the New Warburg Fund of liabilities of the Existing Warburg Fund and the distribution, after the Closing Date hereinafter referred to, of New Warburg Fund Shares to the shareholders of the Existing Warburg Fund in liquidation of the Existing Warburg Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

        WHEREAS, the Board of Directors of the Institutional Fund on behalf of the Existing Warburg Fund, has determined that the exchange of all of the assets and the liabilities of the Existing Warburg Fund for New Warburg Fund Shares and the assumption of such liabilities by the New Warburg Fund is in the best interests of the Institutional Fund and the Existing Warburg Fund and that the interests of the existing shareholders of the Institutional Fund and the Existing Warburg Fund would not be diluted as a result of this transaction; and

        WHEREAS, the Board of Directors of the New Warburg Fund has determined that the exchange of all of the assets of the Existing Warburg Fund for New Warburg Fund Shares is in the best interests of the New Warburg Fund's shareholders and that the interests of the existing shareholders of the New Warburg Fund would not be diluted as a result of this transaction.

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TRANSFER OF ASSETS OF THE EXISTING WARBURG FUND IN EXCHANGE FOR NEW WARBURG FUND SHARES AND ASSUMPTION OF THE EXISTING WARBURG FUND'S LIABILITIES AND LIQUIDATION OF THE EXISTING WARBURG FUND

        1.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Institutional Fund agrees to transfer the Existing Warburg Fund's assets as set forth in paragraph 1.2 to the New Warburg Fund, and the New Warburg Fund agrees in exchange therefor: (i) to deliver to the Institutional Fund the number of New Warburg Fund Shares, including fractional New Warburg Fund Shares, determined by dividing the value of the Existing Warburg Fund's net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one New Warburg Fund Share of the same class, computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume the liabilities of the Existing Warburg Fund, as set forth in paragraph 1.3. Such transactions shall take place at the closing provided for in paragraph 3.1 (the "Closing").

        1.2. (a) The assets of the Existing Warburg Fund to be acquired by the New Warburg Fund shall consist of all property including, without limitation, all cash, securities and dividend or interest receivables which are owned by the Existing Warburg Fund and any deferred or prepaid expenses shown as an asset on the books of the Existing Warburg Fund on the closing date provided in paragraph
3.1 (the "Closing Date").

             (b) In the event that the Existing Warburg Fund holds any investments which do not conform to the New Warburg Fund's investment objectives, policies and restrictions, the Existing Warburg Fund will dispose of such securities prior to the Closing Date. In addition, if it is determined that the portfolios of the Existing Warburg Fund and the New Warburg Fund, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the New Warburg Fund with respect to such investments, the Existing Warburg Fund, if requested by the New Warburg Fund, will dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date.

        1.3. The Institutional Fund, on behalf of the Existing Warburg Fund, will endeavor to discharge all the Existing Warburg Funds' known liabilities and obligations prior to the Closing Date, other than those liabilities and obligations which would otherwise be discharged at a later date in the ordinary course of business. The New Warburg Fund shall assume all liabilities, expenses, costs, charges and reserves, including those liabilities reflected on an unaudited statement of assets and liabilities of the Existing Warburg Fund prepared by PFPC Inc., as of the Valuation Date (as defined in paragraph 2.1), in accordance with generally accepted accounting principles consistently applied from the prior audited period. The New Warburg Fund shall also assume any liabilities, expenses, costs or charges incurred by or on behalf of the Existing Warburg Fund specifically arising from or relating to the operations and/or transactions of the Existing Warburg Fund prior to and including the Closing Date but which are not reflected on the above-mentioned statement of assets and liabilities, including any liabilities, expenses, costs or charges arising under paragraph 5.10 hereof.

        1.4. As provided in paragraph 3.4, as soon after the Closing Date as is conveniently practicable (the "Liquidation Date"), the Existing Warburg Fund will liquidate and distribute pro rata to the Existing Warburg Fund's shareholders of record determined as of the close of business on the Closing Date (the "Existing Warburg Fund Shareholders") the New Warburg Fund Shares it receives pursuant to paragraph 1.1. Such liquidation and distribution will be accomplished by the transfer of the New Warburg Fund Shares then credited to the account of the Existing Warburg Fund on the books of the New Warburg Fund to open accounts on the share records of the New Warburg Fund in the name of the Existing Warburg Fund's shareholders representing the respective pro rata number of the New Warburg Fund Shares of the particular class due such shareholders. All issued and outstanding shares of the Existing Warburg Fund will simultaneously be canceled on the books of the Institutional Fund, although share certificates representing interests in the Existing Warburg Fund will represent a number of New Warburg Fund Shares after the Closing Date as determined in accordance with Section 2.3. The New Warburg Fund shall not issue certificates representing the New Warburg Fund Shares in connection with such exchange.

        1.5. Ownership of New Warburg Fund Shares will be shown on the books of the New Warburg Fund's transfer agent. Shares of the New Warburg Fund will be issued in the manner described in the New Warburg Fund's current prospectus and statement of additional information.

        1.6. Any transfer taxes payable upon issuance of the New Warburg Fund Shares in a name other than the registered holder of the Existing Warburg Fund Shares on the books of the Existing Warburg Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such New Warburg Fund shares are to be issued and transferred.

        1.7. Any reporting responsibility of the Existing Warburg Fund is and shall remain the responsibility of the Institutional Fund up to and including the applicable Closing Date and such later dates on which the Existing Warburg Fund is terminated.

2.      VALUATION

        2.1. The value of the Existing Warburg Fund's assets to be acquired hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange, Inc. (the "NYSE") on the applicable Closing Date (such time and date being hereinafter called the "Valuation Date"), using the valuation procedures set forth in the Existing Warburg Fund's then current prospectus or statement of additional information.

        2.2. The net asset value of New Warburg Fund Shares shall be the net asset value per share computed as of the Valuation Date, using the valuation procedures set forth in the New Warburg Fund's then current prospectus or statement of additional information.

        2.3. The number of Shares of the New Warburg Fund to be issued (including fractional shares, if any) in exchange for the Existing Warburg Fund's net assets shall be determined by dividing the value of the net assets of the Existing Warburg Fund Shares determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value per Share of the New Warburg Fund determined in accordance with paragraph 2.2.

        2.4. All computations of value shall be made by PFPC Inc. in accordance with its regular practice as pricing agent for the Existing Warburg Fund and New Warburg Fund, respectively.

3.      CLOSING AND CLOSING DATE

        3.1. The Closing Date for the Reorganization shall be __________ ___, 1997, or such other date as the parties to such Reorganization may agree to in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided. The Closing shall be held as of ____:00 p.m., at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, 10022-4677, or at such other time and/or place as the parties may agree.

        3.2. At the Closing, a certificate of an authorized officer of the New Warburg Fund shall be delivered stating that: (a) the Existing Warburg Fund's portfolio securities, cash and any other assets shall have been delivered in proper form to the New Warburg Fund prior to or on the Closing Date and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities.

        3.3. In the event that on the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of the New Warburg Fund or the Existing Warburg Fund shall be closed to trading or trading thereon shall be restricted or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the New Warburg Fund or the Existing Warburg Fund is impracticable, the applicable Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

        3.4. The Institutional Fund, on behalf of the Existing Warburg Fund, shall provide to the New Warburg Fund's transfer agent a list of the names and addresses of the Existing Warburg Fund's shareholders and the number and class of outstanding Shares owned by each such shareholder immediately prior to the Closing. The New Warburg Fund shall issue and deliver a confirmation evidencing the New Warburg Fund Shares to be credited to the Existing Warburg Fund's account on the Closing Date to the Secretary of the Institutional Fund or provide evidence satisfactory to the Institutional Fund that such New Warburg Fund Shares have been credited to the Existing Warburg Fund's account on the books of the New Warburg Fund. At the Closing, each party shall deliver to the relevant other parties such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

4.      REPRESENTATIONS AND WARRANTIES

        4.1. The Institutional Fund, on behalf of the Existing Warburg Fund, represents and warrants to the New Warburg Fund as follows:

             (a) The Institutional Fund is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and the Existing Warburg Fund is a validly existing series of shares of the Institutional Fund representing interests in the Existing Warburg Fund under the laws of the State of Maryland;

             (b) The Institutional Fund is a registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission (the "Commission") as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), is in full force and effect;

             (c) The Institutional Fund is not, and the execution, delivery and performance of this Agreement will not result, in a violation of its Charter or By-Laws or any material agreement, indenture, instrument, contract, lease or other undertaking to which the Institutional Fund or any Existing Warburg Fund is a party or by which either of them or their property is bound;

             (d) The Existing Warburg Fund has no contracts or other commitments (other than this Agreement) which will be terminated with liability to the Existing Warburg Fund prior to the Closing Date;

             (e) Except as previously disclosed in writing to and accepted by the New Warburg Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Existing Warburg Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The Institutional Fund knows of no facts which might form the basis for the institution of such proceedings and is not party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or the business of the Existing Warburg Fund or its ability to consummate the transactions herein contemplated;

             (f) The financial statements of the Existing Warburg Fund for the period from March 31, 1997 (commencement of the Existing Warburg Fund's operations) and ending October 31, 1997 have been audited by Coopers & Lybrand L.L.P., certified public accountants, and are in accordance with generally accepted accounting principles consistently applied, and such statements (copies of which have been furnished to the New Warburg Fund) fairly reflect the financial condition of the Existing Warburg Fund as of such dates, and there are no known contingent liabilities of the Existing Warburg Fund as of such dates not disclosed therein;

             (g) Since October 31, 1997, there has not been any material adverse change in the Existing Warburg Fund's financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Existing Warburg Fund of indebtedness maturing more than one year from the date that such indebtedness was incurred, except as otherwise disclosed to and accepted by the New Warburg Fund. For the purposes of this subparagraph (g), a decline in net asset value per share or the total assets of the Existing Warburg Fund in the ordinary course of business shall not constitute a material adverse change;

             (h) At the Closing Date, all federal and other tax returns and reports of each Existing Warburg Fund required by law to have been filed by such dates shall have been filed, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best of the Institutional Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

             (i) For the most recent fiscal year of its operation, the Existing Warburg Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company; all of the Existing Warburg Fund's issued and outstanding shares have been offered and sold in compliance in all material respects with applicable federal and state securities laws;

             (j) All issued and outstanding shares of the Existing Warburg Fund are, and at the applicable Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable. All of the issued and outstanding shares of the Existing Warburg Fund will, at the time of Closing, be held by the persons and the amounts set forth in the records of the transfer agent as provided in paragraph 3.4. The Existing Warburg Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Existing Warburg Fund's shares, nor is there outstanding any security convertible into any of the Existing Warburg Fund's shares;

             (k) At the Closing Date, the Institutional Fund will have good and marketable title to the Existing Warburg Fund's assets to be transferred to the New Warburg Fund pursuant to paragraph 1.2 and full right, power and authority to sell, assign, transfer and deliver such assets hereunder and, upon delivery and payment for such assets, the New Warburg Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the Securities Act of 1933, as amended (the "Securities Act"), other than as disclosed to the New Warburg Fund.

             (l) The execution, delivery and performance of this Agreement has been duly authorized by all necessary actions on the part of the Institutional Fund's Board of Directors, and, subject to the approval of the Existing Warburg Fund's shareholders, this Agreement will constitute a valid and binding obligation of the Institutional Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

             (m) The information to be furnished by the Institutional Fund for use in no-action letters, applications for exemptive orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto; and

             (n) The proxy statement of the Existing Warburg Fund (the "Proxy Statement") to be included in the Registration Statement referred to in paragraph 5.7 (other than information therein that relates to the New Warburg
Fund) will, on the effective date of the Registration Statement and on the Closing Date, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading.

        4.2. The New Warburg Fund represents and warrants to the Existing Warburg Fund as follows:

             (a) The New Warburg Fund is a Maryland corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland;

             (b) The New Warburg Fund is a registered investment company classified as a management company of the open-end type and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;

             (c) The current prospectus and statement of additional information filed as part of the New Warburg Fund registration statement on Form N-1A (the "New Warburg Fund Registration Statement") conform in all material respects to the applicable requirements of the Securities Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;

             (d) At the Closing Date, the New Warburg Fund will have good and marketable title to its assets;

             (e) The New Warburg Fund is not, and the execution, delivery and performance of this Agreement will not result, in a violation of its Charter or By-Laws or any material agreement, indenture, instrument, contract, lease or other undertaking to which the New Warburg Fund is a party or by which it is bound;

             (f) Except as previously disclosed in writing to and accepted by the Institutional Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the New Warburg Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. The New Warburg Fund knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions contemplated herein;

             (g) Since the inception of the New Warburg Fund there has not been any material adverse change with respect to the New Warburg Fund's financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the New Warburg Fund of indebtedness maturing more than one year from the date that such indebtedness was incurred. For the purposes of this subparagraph (g), a decline in net asset value per share or the total assets of the New Warburg Fund in the ordinary course of business shall not constitute a material adverse change;

             (h) At the Closing Date, all federal and other tax returns and reports of the New Warburg Fund required by law then to be filed shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof;

             (i) The New Warburg Fund intends to meet the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company in the future;

             (j) At the date hereof, all issued and outstanding New Warburg Fund Shares are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof. The New Warburg Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any New Warburg Fund Shares, nor is there outstanding any security convertible into any New Warburg Fund Shares;

             (k) The execution, delivery and performance of this Agreement shall have been duly authorized prior to the Closing Date by all necessary actions, if any, on the part of the New Warburg Fund's Board of Directors and the New Warburg Fund's shareholders, and this Agreement will constitute a valid and binding obligation of the New Warburg Fund enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights and to general equity principles;

             (l) The New Warburg Fund Shares to be issued and delivered to the Existing Warburg Fund, for the account of the Existing Warburg Fund's shareholders, pursuant to the terms of this Agreement, will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued New Warburg Fund Shares, and will be fully paid and non-assessable with no personal liability attaching to the ownership thereof;

             (m) The information to be furnished by the New Warburg Fund for use in no-action letters, applications for exemptive orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

             (n) The Proxy Statement to be included in the Registration Statement referred to in paragraph 5.7 (only insofar as it relates to the New Warburg Fund) will, on the effective date of the Registration Statement and on the Closing Date, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading; and

             (o) The New Warburg Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the Securities Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5. COVENANTS OF THE INSTITUTIONAL FUND, THE NEW WARBURG FUND AND THE EXISTING WARBURG FUND

        5.1. The New Warburg Fund and the Existing Warburg Fund each will operate its business in the ordinary course between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions.

        5.2. The Institutional Fund, on behalf of the Existing Warburg Fund, will call a meeting of its shareholders to consider and act upon this Agreement and to take all other actions in coordination with the Existing Warburg Fund necessary to obtain approval of the transactions contemplated herein.

        5.3. The Institutional Fund, on behalf of the Existing Warburg Fund, will call a meeting of its shareholders to consider and act upon this Agreement and to take all other actions in co-ordination with the Existing Warburg Fund necessary to obtain approval of the transactions contemplated herein.

        5.4. The Institutional Fund, on behalf of the Existing Warburg Fund, will assist the New Warburg Fund in obtaining such information as the New Warburg Fund reasonably requests concerning the beneficial ownership of the Existing Warburg Fund's Shares.

        5.5. Subject to the provisions of this Agreement, the New Warburg Fund and the Institutional Fund each will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

        5.6. As promptly as practicable, but in any case within sixty days after the Closing Date, the Institutional Fund shall furnish the New Warburg Fund, in such form as is reasonably satisfactory to the New Warburg Fund, a statement of the earnings and profits of the Existing Warburg Fund for federal income tax purposes which will be carried over to the New Warburg Fund as a result of
Section 381 of the Code.

        5.7. The Institutional Fund, on behalf of the Existing Warburg Fund, will provide the New Warburg Fund with information reasonably necessary for the preparation of a prospectus (the "Prospectus") which will include the Proxy Statement referred to in paragraph 4.1(n), all to be included in a registration statement on Form N-14 of the New Warburg Fund (the "Registration Statement"), in compliance with the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act") and the 1940 Act in connection with the meeting of the Institutional Fund's shareholders to consider approval of this Agreement and the transactions contemplated herein.

        5.8. The Institutional Fund, on behalf of the Existing Warburg Fund, will provide the New Warburg Fund with information reasonably necessary for the preparation of the New Warburg Registration Statement.

        5.9. As promptly as practicable, but in any case within thirty days of the Closing Date, the Institutional Fund shall furnish the New Warburg Fund with a statement containing information required for purposes of complying with Rule 24f-2 under the 1940 Act. A notice pursuant to Rule 24f-2 will be filed by the New Warburg Fund offsetting redemptions by the Existing Warburg Fund during the fiscal year ending on or after the applicable Closing Date against sales of New Warburg Fund Shares and the Institutional Fund agrees that it will not net redemptions during such period by the Existing Warburg Fund against sales of shares of any other series of the Institutional Fund.

        5.10. The New Warburg Fund agrees to indemnify and advance expenses to each person who at the time of the execution of this Agreement serves as a Director or Officer ("Indemnified Person") of the Institutional Fund, against money damages actually and reasonably incurred by such Indemnified Person in connection with any claim that is asserted against such Indemnified Person arising out of such person's service as a director or officer of the Institutional Fund with respect to matters specifically relating to the Existing Warburg Fund, provided that such indemnification and advancement of expenses shall be permitted to the fullest extent that is available under the Maryland General

Corporation law and other applicable law. This paragraph 5.10 shall not protect any such Indemnified Person against any liability to the Existing Warburg Fund, the New Warburg Fund or their shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or from reckless disregard of the duties involved in the conduct of his office. An Indemnified Person seeking indemnification shall be entitled to advances from the New Warburg Fund for payment of the reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation law and other applicable law. Such Indemnified Person shall provide to the New Warburg Fund a written affirmation of his good faith belief that the standard of conduct necessary for indemnification by the New Warburg Fund has been met and a written undertaking to repay any advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Person shall provide security in form and amount acceptable to the New Warburg Fund for its undertaking; (b) the New Warburg Fund is insured against losses arising by reason of the advance; or (c) either a majority of a quorum of disinterested non-party directors of the New Warburg Fund (collectively, the "Disinterested Directors"), or independent legal counsel selected by the New Warburg Fund, in a written opinion, shall have determined, based on a review of facts readily available to the New Warburg Fund at the time the advance is proposed to be made, that there is reason to believe that the Director will ultimately be found to be entitled to indemnification.

6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE EXISTING WARBURG FUND

        The obligations of the Institutional Fund to consummate the transactions provided for herein with respect to the Existing Warburg Fund shall be subject, at its election, to the performance by the New Warburg Fund of all of the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

        6.1. All representations and warranties of the New Warburg Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the actions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

        6.2. The New Warburg Fund shall have delivered to the Institutional Fund a certificate executed in its name by its President or Vice President and its Secretary, Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the

Institutional Fund and dated as of the Closing Date, to the effect that the representations and warranties of the New Warburg Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement and as to such other matters as the Existing Warburg Fund shall reasonably request;

7.      CONDITIONS PRECEDENT TO OBLIGATIONS OF THE NEW WARBURG FUND.

        The obligations of the New Warburg Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Existing Warburg Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

        7.1. All representations and warranties of the Institutional Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

        7.2. The Institutional Fund shall have delivered to the New Warburg Fund a statement of the Existing Warburg Fund's assets and liabilities, together with a list of the Existing Warburg Fund's portfolio securities showing the tax costs of such securities by lot and the holding periods of such securities, as of the Closing Date;

        7.3. The Institutional Fund shall have delivered to the New Warburg Fund, pursuant to paragraph 4.1(f), copies of financial statements of the Existing Warburg Fund as of and for its most recently completed fiscal year.

        7.4. The New Warburg Fund shall have received from Coopers & Lybrand L.L.P. a letter addressed to the New Warburg Fund and dated as of the applicable Closing Date stating that as of a date no more than three (3) business days prior to the applicable Closing Date, Coopers & Lybrand L.L.P. performed limited procedures in connection with the Institutional Fund's most recent unaudited financial statements and that (a) nothing came to their attention in performing such limited procedures or otherwise that led them to believe that there had been any changes in the assets, liabilities, net assets, net investment income, net increase (decrease) in net assets from operations or net increase (decrease) in net assets as compared with amounts as of the Existing Warburg Fund's most recent audited fiscal year end or the corresponding period in the Existing Warburg Fund's most recent audited fiscal year, other than changes occurring in the ordinary course of business, and (b) based on such limited procedures, there is no change in their report on the most recent audited financial statements of such Existing Warburg Fund.

8. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE NEW WARBURG FUND AND THE EXISTING WARBURG FUND.

        If any of the conditions set forth below do not exist on or before the Closing Date with respect to the New Warburg Fund, the Institutional Fund on behalf of the Existing Warburg Fund shall, and if any of such conditions do not exist on or before the Closing Date with respect to the Existing Warburg Fund, the New Warburg Fund shall, at their respective option, not be required to consummate the transactions contemplated by this Agreement:

        8.1. The Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding Shares of the Existing Warburg Fund in accordance with the provisions of the Institutional Fund's Charter and applicable law and certified copies of the votes evidencing such approval shall have been delivered to the New Warburg Fund.

        8.2. On the Closing Date no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

        8.3. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Commission and of state blue sky and securities authorities, including "no-action" positions of and exemptive orders from such federal and state authorities) deemed necessary by the New Warburg Fund or the Institutional Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the New Warburg Fund or the Existing Warburg Fund, provided that either party hereto may for itself waive any of such conditions.

        8.4. The Registration Statement and the New Warburg Fund Registration Statement shall each have become effective under the Securities Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the Securities Act.

        8.5. The parties shall have received a favorable opinion of Willkie Farr & Gallagher, addressed to, and in form and substance satisfactory to, the Institutional Fund, on behalf of the Existing Warburg Fund, and the New Warburg Fund, substantially to the effect that for federal income tax purposes:

             (a) The transfer of all or substantially all of the Existing Warburg Fund's assets in exchange for the New Warburg Fund Shares and the assumption by the New Warburg Fund of liabilities of the Existing Warburg Fund will constitute a "reorganization" within the meaning of Section 368(a) of the Code and the New Warburg Fund and the Existing Warburg Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code; (b) no gain or loss will be recognized by the New Warburg Fund upon the receipt of the assets of the Existing Warburg Fund solely in exchange for the New Warburg Fund Shares and the assumption by the New Warburg Fund of liabilities of the Existing Warburg Fund; (c) no gain or loss will be recognized by the Existing Warburg Fund upon the transfer of the Existing Warburg Fund's assets to the New Warburg Fund in exchange for the New Warburg Fund Shares and the assumption by the New Warburg Fund of liabilities of the Existing Warburg Fund or upon the distribution (whether actual or constructive) of the New Warburg Fund Shares to the Existing Warburg Fund's shareholders in exchange for their shares of the Existing Warburg Fund; (d) no gain or loss will be recognized by shareholders of the Existing Warburg Fund upon the exchange of their Existing Warburg Fund shares for the New Warburg Fund Shares and the assumption by the New Warburg Fund of liabilities of the Existing Warburg Fund; (e) the aggregate tax basis for the New Warburg Fund Shares received by each of the Existing Warburg Fund's shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Existing Warburg Fund Shares held by such shareholder immediately prior to the Reorganization, and the holding period of the New Warburg Fund Shares to be received by each Existing Warburg Fund shareholder will include the period during which the Existing Warburg Fund Shares exchanged therefor were held by such shareholder (provided that the Existing Warburg Fund Shares were held as capital assets on the date of the Reorganization); and (f) the tax basis of the Existing Warburg Fund's assets acquired by the New Warburg Fund will be the same as the tax basis of such assets to the Existing Warburg Fund immediately prior to the Reorganization, and the holding period of the assets of the Existing Warburg Fund in the hands of the New Warburg Fund will include the period during which those assets were held by the Existing Warburg Fund.

        Notwithstanding anything herein to the contrary, neither the New Warburg Fund nor the Institutional Fund may waive the conditions set forth in this paragraph 8.5.

9.      BROKERAGE FEES AND EXPENSES; OTHER AGREEMENTS

        9.1. The New Warburg Fund represents and warrants to the Existing Warburg Fund, and the Institutional Fund on behalf of the Existing Warburg Fund represents and warrants to the New Warburg Fund, that there are no brokers or finders or other entities to receive any payments in connection with the transactions provided for herein.

        9.2. Warburg Pincus Asset Management, Inc. ("Warburg") or its affiliates agrees to bear the expenses incurred in connection with the transactions contemplated by this Agreement, whether or not consummated (excluding extraordinary expenses such as litigation expenses, damages and other expenses not normally associated with transactions of the type contemplated by this Agreement). These expenses consist of: (i) expenses associated with preparing this Agreement; (ii) preparing and filing the New Warburg Registration Statement covering the Shares to be issued in the Reorganization; (iii) registration or qualification fees and expenses of preparing and filing such forms, if any, necessary under applicable state securities laws to qualify the New Warburg Fund Shares to be issued in connection with the Reorganization; (iv) postage; printing; accounting fees; and legal fees incurred in connection with the transactions contemplated by this Agreement; (v) solicitation costs incurred in connection with the shareholders meeting referred to in clause (i) above and paragraph 5.2 hereof; and (vi) any other Reorganization expenses.

10.     ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

        10.1. The New Warburg Fund and the Institutional Fund, itself and on behalf of the Existing Warburg Fund, agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement among the parties.

        10.2. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder.

11.     TERMINATION

        11.1. This Agreement may be terminated at any time at or prior to the Closing Date by: (1) mutual agreement of the Institutional Fund, on behalf of the Existing Warburg Fund, and the New Warburg Fund; (2) the Institutional Fund, on behalf of the Existing Warburg Fund, in the event the New Warburg Fund shall, or the New Warburg Fund in the event the Institutional Fund or the Existing Warburg Fund shall, materially breach any representation, warranty or agreement contained herein to be performed at or prior to the Closing Date; or (3) the Institutional Fund, on behalf of the Existing Warburg Fund, or the New Warburg Fund, or the New Warburg Fund in the event a condition herein expressed to be precedent to the obligations of the terminating party or parties has not been met and it reasonably appears that it will not or cannot be met.

        11.2. In the event of any such termination, there shall be no liability for damages on the part of either the New Warburg

Fund or the Institutional Fund, or their respective directors or officers, to the other party or parties.

12.     AMENDMENTS

        This Agreement may be amended, modified or supplemented in writing in such manner as may be mutually agreed upon by the authorized officers of the New Warburg Fund and the Institutional Fund; provided, however, that following the meeting of the Existing Warburg Fund's shareholders called by the Institutional Fund pursuant to paragraph 5.2 of this Agreement no such amendment may have the effect of changing the provisions for determining the number of the New Warburg Fund Shares to be issued to the Existing Warburg Fund's Shareholders under this Agreement to the detriment of such shareholders without their further approval.

13.     NOTICES

        13.1. Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Institutional Fund and/or the Existing Warburg Fund at:

        466 Lexington Avenue
        New York, NY 10017
        Attention:  Eugene P. Grace

14. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY; USE OF TRADEMARK

        14.1. The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        14.2. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        14.3. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        14.4. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

        14.5. The parties to this Agreement agree that the legend attached hereto as Appendix A shall constitute part of the original agreement and shall have the full force and effect and be binding upon the parties as if it were originally included therein.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its Chairman of the Board, President or Vice President and attested to by its Secretary or Assistant Secretary.

WARBURG, PINCUS MANAGED EAFE[R] COUNTRIES FUND, INC.


By: ___________________________
    Name: _____________________
    Title: ____________________


Attest: _______________________



WARBURG PINCUS INSTITUTIONAL FUND, INC., for itself and on behalf of the Managed EAFE[R] Countries Portfolio


By: ___________________________
    Name: _____________________
    Title: ____________________


Attest: _______________________

                                   APPENDIX A

                  Warburg, Pincus Managed EAFE(R) Countries Fund, Inc. (the "Fund") is not sponsored, endorsed, sold or promoted by Morgan Stanley. Morgan Stanley makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the Morgan Stanley EAFE Index to track general stock market performance. Morgan Stanley is the licensor of certain trademarks, service marks and trade names of Morgan Stanley and of the Morgan Stanley EAFE Index. Morgan Stanley has no obligation to take the needs of the issuer of the Fund or the owners of the Fund into consideration in determining, composing or calculating the Morgan Stanley EAFE Index. Morgan Stanley is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Fund to be issued or in the determination or calculation of the equation by which the Fund is redeemable for cash. Morgan Stanley has no obligation or liability to owners of the Fund in connection with the administration, marketing or trading of the Fund.

                   MORGAN STANLEY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EAFE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORGAN STANLEY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.